EXHIBIT 99.1

        Capital Media Group Limited Announces Completion of Acquisition
                  And Updates Market On Its Current Activities

         PARIS, Feb. 23 /PRNewswire/ -- Capital Media Group Limited (Nasdaq:
CPMG) ("CMG" or the "Company") today updated the market on its current activities. CMG first reported that its 81.6% owned subsidiary, Unimedia, S.A. ("Unimedia") has recently completed two acquisitions. It further updated the market on the status of its developments including its television operation in Germany and on the current status of its efforts with respect to the funding of the Company's operations.
         The Company reported that the two acquisitions completed by Unimedia were firstly of a 90% interest in TopCard, S.A. ("TopCard"), a French company engaged in the design and manufacture of infra-red contactless smart card technology, in which Unimedia already owned 10% of the outstanding shares, and secondly of a 100% interest in Pixel Ltd. ("Pixel"), an Israeli company specializing in computer graphic and 3D animation for TV packaging, digital broadcasting and special effects.
         The Company reported that the purchase price paid by Unimedia for the 90% interest in TopCard consisted of 456,000 shares of the Company's common stock already owned by Unimedia and $150,000 in cash. The Company further reported that TopCard's anticipated revenue and net profit for 1997 were approximately $1.1 million and $50,000 respectively.
         The Company reported that the acquisition of TopCard will provide the Company and Unimedia with the technology required to develop the secure access technology which will be needed to process on-line transactions on the entertainment and gaining platform which the Company and Unimedia intend to develop.
         TopCard has recently signed two major contracts to export its front edge software and hardware smartcard technology and turnkey solutions to use for securing access to various mobile phone applications in Russia and to prepaid transportation services in China. TopCard is now seeking to develop cost effective turnkey solutions to secure access to prepaid internet services and to design electronic purses of a new generation based on their existing devices.
         Pixel owns a 47.5% interest in Henry Communication Ltd., a service company operated in a joint venture with Video Broadcast SB Ltd., an Israeli broadcasting company. Pixel has, in addition, a contractual relationship with Israel Cable Programming Company Ltd. (ICP), providing TV packaging and animation programming for all the cable operators, in Israel, utilizing Pixel's digital editing systems, lodated in ICP's studio facilities. The acquisition also included the purchase of certain software previously developed for Unimedia by Pixel Multimedia Ltd., ("Multimedia"), the previous owner of Pixel, for use in connection with the development of the Company's and Unimedia's proposed entertainment and gaming platform. The Company reported that Pixel's anticipated 1997 revenues and net profits were approximately $2.0 million and $300,000, respectively.
         The purchase price paid by Unimedia to acquire Pixel consisted of: (i) forgiveness of $1.75 million of the debt owed by Multimedia to Unimedia; and

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(ii) the assumption by Pixel (guaranteed by Unimedia and the Company) of Pixel's debt due to a financial institution. Additionally, Multimedia may receive up to 600,000 of the shares of the CMG common stock owned by Unimedia, if certain future performance objectives are attained by Pixel. These shares are presently being pledged to the financial institution to secure Pixel's debt due to the financial institution. Finally, the remaining $1.0 million still owed by Multimedia to Unimedia will be forgiven in the event that certain future performance objectives are achieved by Pixel. Rami Weitz, the President of Pixel, will continue to work with Pixel and Unimedia on a consulting basis.
         The Company also reported that its efforts to develop an on-line entertainment and gaming platform is progressing and as previously reported that Unimedia and CMG have entered into an exclusive consulting agreement with Jacques Dubost, a renowned French gambling expert. It is planned that Jacques Dubost will utilize his direct marketing strategy gained from some 35 years' experience running several famous French casino operations, to promote and further develop the new operation. It is planned to enter into a strategic marketing alliance with a prestigious industry partner, who will in addition provide the necessary private funding to accelerate the on-going developments.
         The Company also reported that it continues to operate its German ONYX television station and that it expects to make announcements shortly regarding the improvements made in the current operations and in regard to proposed alliances in respect to its digital broadcasting strategy. As previously reported, the Company conntinues to seek a strategic partner for its operation and is presently in negotiation with several potential partners and expects to complete a transaction in the near future, although there can be no assurance that this will occur.
         The Company further reported on the status of its efforts to secure continued funding for its operations. The Company reported that its short term funding requirements have been met over the last several months through sales of an aggregate of 733,335 shares of its authorised but unissued common stock and through recent borrowings of $950,000. The Company continues to seek short term and long term funding to satisfy the capital requirements of its various activities.
         Capital Media is an independent holding company with interests in the broadcasting, publishing, computer software and multimedia businesses. With subsidiaries in the UK, France, Germany and Romania, Capital Media's businesses include television and radio broadcasting, newpaper titles and print operations, and lifestyle programme production. Unimedia, the Company's 81.6% owned subsidiary, is engaged in research, development and marketing activities of computer software for providing, via multimedia vehicles such as the Internet, new on-line services to business users and leisure consumers.
         Except for the historical information contained herein, certain matters discussed in this press release are forward-looking statements, and certain important factors may affect the Company's actual results and could cause actual results to differ materially from any forward-looking statements made in this release, or which are otherwise made by or on behalf of the Company. Such factors include, but are not limited to, the availability of sufficient capital for the Company's ongoing operation, the successful integration of the Company's businesses in the future, the level of revenues achieved by the Company's 1997 filings with the Securities and Exchange Commission.

SOURCE Capital Media Group Limited
     -0-                      2/23/98
     /CONTACT:  Gilles Assouline, Chiarman, President and CEO,
011-33-1-43-6999, or Stephen Coleman, Chief Financial Officer,
011-44-(0) 171-224-4141, both of Capital Media Group/
    (CPMG)